Exhibit 99.1

2200 Mission College Blvd.

P.O. Box 58119

Santa Clara, CA 95052-8119

News Release
CONTACT:	Tom Beermann

(408) 765-6855

INTEL NAMES CAROL BARTZ OF AUTODESK TO BOARD OF DIRECTORS

SANTA CLARA, Calif., Nov. 16, 2007 – Intel Corporation today announced that Carol Bartz, executive chairman of the board of Autodesk, Inc. has been elected to serve on Intel’s board of directors. At the same time, the Intel board of directors expanded the size of the board from 11 to 12. Both actions are effective as of the next Intel board meeting in January.

“Carol Bartz brings significant industry experience, knowledge and insight to Intel’s board,” said Craig Barrett, Intel chairman. “We’re extremely pleased to have Carol on our board and look forward to working with her and benefiting from her contributions.”

Bartz, 59, served as chairman, president and CEO of Autodesk for 14 years. During her tenure, the company diversified its product line and grew revenues from $285 million to $1.5 billion in 2006. She previously held positions at Sun Microsystems, Digital Equipment Corporation and 3M Corporation. In addition to serving on the board of directors at Autodesk, Bartz also serves on the boards of Cisco Systems, Network Appliance, and the Foundation for the National Medals of Science and Technology.

Bartz holds an honors degree in computer science from the University of Wisconsin.

Intel, the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com.

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